EXHIBIT 10.25

Re:	LETTER OF INTENT	May 13, 2006

Ben Cowart
Jason Gehrig
2323 Clearlake City Blvd., #180-184
Houston, TX 77062

Gentlemen :

Please accept this Letter of Intent (“LOI”) as the basis upon which Earth Biofuels, Inc. (the “Company”), is prepared to enter into substantive negotiations with you to achieve the purposes and goals as described herein.

EXCEPT FOR PROVISIONS IN THIS DOCUMENT RELATED TO THE $500,000 DEPOSIT AND ANY EXPENDITURES RELATED THERETO, NOTHING CONTAINED IN THIS LOI SHALL ACT TO CREATE ANY LEGAL OBLIGATION WHATSOEVER OF ANY NATURE, EITHER IN LAW OR IN EQUITY, AMONG THE PARTIES HERETO OR OTHERWISE BINDING UPON EITHER OF SUCH PARTIES EITHER TO THE OTHER PARTY OR TO ANY THIRD PARTY. NO OBLIGATIONS OF ANY NATURE SHALL BE CREATED UNLESS AND UNTIL DEFINITIVE DOCUMENTS HAVE BEEN FULLY EXECUTED AND PROPERLY DELIVERED ACCORDING TO THE TERMS THEREIN.

1.                                      The Parties

The Parties to this proposed transaction shall consist of the Company, which may also be referred to as the “Acquiror” and Vertex Energy, LP [verify – Vertex Energy is not the general partner of Vertex Processing, according to Texas state public records.  The GP is VTX, Inc.], which may also be referred to as the “Seller”.  The subject “Target” Company is Vertex Processing, LP.

2.                                      The Transaction

Seller owns 100% of the equity interests in a company (named Vertex Processing, LP) which owns a chemical processing facility (the “Plant”) which resides on approximately 11 acres leased by Seller adjacent to the Houston Ship Channel in Houston, TX.  The parties envision the , Acquiror purchasing a 51% equity interest in Vertex Processing from the current owner, Vertex Energy, LP.  The intent of both parties is to create a structure that would allow Acquiror to consolidate the operations, in accordance with GAAP, with it’s financial statements.

3.                                      The Consideration

In return, and Subject to terms and conditions that will be more fully described in definitive documents, the Acquiror shall pay to the Seller consideration as follows:

•                      $500,000 cash deposit paid to Seller upon execution of this LOI. Seller is entitled to utilize such deposit for the sole purpose of converting Seller’s Plant to the manufacture of Biodiesel fuel, during the period prior to the execution of the Parties’ anticipated definitive agreements.  Such expenditures incurred are non-refundable in the event of non-execution of the definitive agreements.  Any remaining funds not utilized are refundable in the event definitive agreements are not executed within 60 days of the execution of this LOI.   .

•                      $2,000,000 paid to Seller  at closing.

•                      1,500,000 shares of restricted “144”“ shares of common stock in the Company (OTCBB: EBOF) at the Closing.

•                      Acquiror will agree to become an obligor of the $947,500 existing senior bank indebtedness currently owed by Vertex Processing, L.P., with Acquiror’s financial exposure to be limited to the extent of Acquiror’s percentage ownership interest in Target.

•                      Seller and Acquiror agree to each pay $850,000.00 cash at closing, to pay off the existing $1.5 million bank line of credit in the name of Vertex Energy, L.P, and to which the Target also has access for working capital purposes.  The parties agree that within 120 days after execution of the definitive agreements, the  Target will establish its own banking relationship and credit facilities in its own name to replace the existing one.   EBOF shall guarantee the prospective line of credit with third party lenders.

4.                                      Non-Transferability

Consistent with the restricted status of the shares of stock to be delivered to Seller, Seller shall not be allowed to sell, barter, encumber or otherwise hypothecate the Company common stock at any time subsequent to the execution of the definitive agreements except in accordance with Rule 144, provided, however, that any such disposition is subject to the absolute right of Acquiror to exercise its first right of refusal to re-acquire its Stock.

5.                                      The Other Terms

Additionally, Acquiror agrees to fund the necessary improvements to the facility to quickly achieve a minimum biodiesel production rate of 10 million gallons per year.  This funding is not to exceed $650,000.

In the event capital requirements are in excess of $650,000 the equity owners of the Target will bear such costs on a pro-rata basis.

180 days from the date of the Closing, Seller, at its sole discretion, has the option to require Acquiror to “buy back” the above mentioned 1,500,000 shares of restricted “144” common stock of the Company at a purchase price of $2,000,000.

The parties shall work together in good faith to conclude any and all other issues and matters that will be memorialized in definitive documents, including but not limited to, the resulting financing, ownership and management structure of the Company.

6.                                      No Binding Agreement

EXCEPT FOR PROVISIONS IN THIS DOCUMENT RELATED TO THE $500,000 DEPOSIT AND ANY EXPENDITURES RELATED THERETO, NOTHING CONTAINED IN THIS LOI SHALL ACT TO CREATE ANY LEGAL OBLIGATION WHATSOEVER OF ANY NATURE, EITHER IN LAW OR IN EQUITY, AMONG THE PARTIES HERETO OR OTHERWISE BINDING UPON EITHER OF SUCH PARTIES EITHER TO THE OTHER PARTY OR TO ANY THIRD PARTY. NO OBLIGATIONS OF ANY NATURE SHALL BE CREATED UNLESS AND UNTIL DEFINITIVE DOCUMENTS HAVE BEEN FULLY EXECUTED AND PROPERLY DELIVERED ACCORDING TO THE TERMS THEREIN.

The terms as described herein shall remain available to you for a period that expires at 5:00 PM, Dallas time, on or before May    13       , 2006.

If the above terms accurately reflect your understanding of our conversations and mutual intent, please so indicate by your execution in the space provided below. The Company shall then cause definitive documents to be prepared for your review and consideration.

We look forward to working with you.

Very truly yours,

/s/ DARREN L. MILES
Darren L. Miles
Chief Financial Officer
Earth Biofuels, Inc.

UNDERSTOOD AND AGREED THIS 13 DAY OF MAY, 2006.

/s/ Ben Cowart
VTX, Inc., General Partner of Vertex Energy, LP, by:
Ben Cowart, President of VTX, Inc.